Exhibit 10.4

Execution Copy

PROGRAM AGREEMENT

THIS REFUND ANTICIPATION LOAN AGREEMENT (“Agreement”) is made as of this 5th day of May, 2004 by and between Santa Barbara Bank & Trust (“SBBT”), a division of Pacific Capital Bank, N.A., a national banking association, with its principal office at 5770 Oberlin Drive, San Diego, CA, and Jackson Hewitt Inc. (“JHI”), a Virginia corporation, with its principal office at 7 Sylvan Way, Parsippany, NJ 07054.

RECITALS

WHEREAS, JHI provides income tax return preparation, electronic filing and related services to customers through independently owned and operated franchisees (“Franchisees”) as well as through stores owned by Tax Services of America, Inc., a Delaware corporation and a wholly owned subsidiary of JHI (“TSA”; and, together with Franchisees, “electronic return originators” or “EROs”); and

WHEREAS, SBBT offers loans based on a customer’s anticipated federal income tax refund (“refund anticipation loans” or “RALs”), derivative RAL products such as Money NowSM loans, and products based upon a customer’s actual federal or state income tax refund, including Accelerated Check Refunds (“ACRs”) and Assisted Direct Deposits (“ADDs”; and, together with RALs, Money Now loans and ACRs, and such other products as the parties agree shall be offered hereunder, “Bank Products”); and

WHEREAS, SBBT desires to provide Bank Products to customers of certain EROs designated by JHI from time to time, and JHI desires that SBBT provide such services, on the terms and subject to the conditions hereinafter set forth (the “Program”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

TERMS AND CONDITIONS

1.	ERO Participation.

SBBT and JHI agree to offer the Program to those EROs designated by JHI from time to time. JHI shall cause participating EROs to enter into separate agreements with SBBT, on an annual basis, in substantially the form attached hereto as Exhibit A, with such changes thereto as the parties, from time to time, shall agree (the “SBBT Bank Product Agreement”) and to offer Bank Products to customers of such EROs (“Customers”) in accordance with the terms thereof. SBBT and JHI agree that Exhibit A shall be added to this Agreement subsequent to the execution of this Agreement and shall be in a form substantially similar to the SSBT bank product agreement used by the EROs for the tax year immediately prior to the date of execution of this Agreement.

2.	Limited Exclusivity.

2.1.	ERO participation. No ERO that is accepted to and participating in the Program during any year of the Term shall be permitted to accept applications for Bank Products (or products substantially similar thereto) during the same year on behalf of any financial institution other than SBBT without the prior written approval of SBBT. EROs found to be participating at once in both the Program and a competing bank product program may be terminated by SBBT from the Program.

2.2	ERO Designation. Within each year of the Term, JHI agrees that it shall not designate EROs registered with SBBT in the prior year to another lending institution unless (i) (A) By

September 1, JHI has advised SBBT of issues affecting historic or prospective Program performance (including, without limitation, regulatory or legislative matters, performance issues, lack of customer service and support or inability to process the volume of business) and (B) within 30 days following such notice, SBBT has not offered a solution thereto to the mutual satisfaction of SBBT and JHI or (ii) SBBT shall have failed to offer and provide any new financial products or services relating to tax return filing similar to the existing Bank Products or products that may be under development by JHI (each, a “New Bank Product”) in accordance with Exhibit C hereto.

3.	Products and Pricing.

3.1.	Product Offering.

(a)	Products Generally. SBBT shall offer to JHI and provide to Customers, on the terms and subject to the conditions hereinafter set forth, the following financial products and services, and such other products and services as the parties may, from time to time develop:

(i)	“Refund Anticipation Loan” or “RAL” shall mean a loan to a Customer based upon the Customer’s anticipated federal income tax return refund and in an amount equal to such anticipated refund (as identified in IRS Form 8453), subject to any limitations that may be imposed thereon due to the application of certain underwriting criteria or other factors deemed relevant by SBBT, after consultation with JHI.

(ii)	“Money Now loan” means an advance of a portion of a Customer’s expected RAL made to a Customer on the same day that the Customer’s federal income tax return is filed with the IRS.

(iii)	“Accelerated Check Refund” or “ACR” shall mean a non-loan financial product through which a Customer’s federal and/or state income tax refund (as identified in IRS Form 8453 and any applicable state tax form, respectively) is deposited into an account established by SBBT and disbursed, net of authorized fees and charges, to the Customer.

(iv)	“Assisted Direct Deposit” or “ADD” shall mean a non-loan financial product through which a Customer’s federal and/or state income tax refund (as identified in IRS Form 8453 and any applicable state tax form, respectively) is deposited into an account established by SBBT and disbursed, net of authorized fees and charges and via an automated clearing house credit (“ACH”) to the Customer’s designated bank account. Except as otherwise noted, all references hereafter in this Agreement to ACRs shall also include ADDs.

(b)	State Products. SBBT shall provide ACR and ADD services to all Customers requesting the same with respect to all states whose taxing authority accepts state income tax returns electronically and disburses refund amounts via direct deposit.

(c)	Product Development. SBBT and JHI may, from time to time, develop and provide to EROs additional products for sale to Customers. The description of such additional products and the terms and conditions governing their offer shall be set forth in separate agreements attached as Exhibits to this Agreement.

3.2.	Bank Product Pricing. Bank Product pricing and terms shall be determined annually by SBBT in consultation with JHI and such fees and terms shall be set forth in Exhibit B (the terms of which are hereby incorporated by reference herein and made a part hereof) and on the Bank Product Application for the then current year. Bank Product pricing shall be set forth in writing and shall be agreed to by the parties no later than November 1st preceding each tax season. SBBT shall charge Customers a handling fee (“Handling Fee”) for each Bank Product, and shall also charge RAL Customers a finance charge (the “Finance Charge”), which shall be a fixed percentage of the RAL amount, and may be subject to minimum and maximum limitations.

4.	Revenue Sharing.

4.1.	Revenue Sharing; ERO Incentives. SBBT shall share Handling Fees with, and shall pay an additional fixed RAL rebate to, JHI in accordance with the terms set forth in Exhibit C. If JHI elects in any year to offer EROs an incentive program designed to encourage ERO sales of Bank Products, then (i) JHI shall give notice thereof to SBBT no later than November 1st of the immediately preceding year (which notice shall specify the amount of such incentive and the timing of such payments), and (ii) SBBT shall facilitate payment of such incentives on behalf of JHI by depositing funds in the amounts and at the times dictated by JHI directly into the ERO’s bank account via an ACH direct deposit. All ERO incentive compensation, if any, shall be paid from and shall not exceed, JHI’s share of Handling Fees. Such payments in this Section 4.1 shall not be paid in jurisdictions that the parties agree prohibit such payment.

4.2.	Revenue Sharing; Finance Charge and Prior Year Debt Collections. SBBT shall share the Finance Charge and collections of prior year RAL debts with JHI in accordance with terms, and subject to the conditions, set forth in Exhibit C. Except as specifically described in Exhibit C, SBBT shall bear the risk of loss for all loans and loan advances made in connection with the Program. Such payments in this Section 4.2 shall not be paid in such jursisdictions that the parties agree prohibit such payment.

5.	RAL Eligibility.

The parties agree that only those Customers whose federal income tax returns are filed electronically and who are entitled to a federal income tax refund shall be eligible to receive a RAL. A Customer who meets the foregoing requirements shall nevertheless be subject to underwriting criteria developed by SBBT, after consultation with JHI, pursuant to Section 7.5. Notwithstanding the foregoing, if SBBT receives current information from a reliable credit reporting agency or other reliable source that a Customer’s income tax refund may be subject to attachment, delay or offset, then SBBT may deny such Customer a RAL.

6.	JHI‘s Obligations and Procedures.

6.1.	Preparation and Filing of Returns. JHI shall cause EROs participating in the Program to prepare and/or collect and file with the appropriate taxing authorities federal and state income tax returns for Customers, and EROs shall be solely responsible for any liability arising out of such preparation or filing.

6.2.	Application Process. JHI shall cause participating EROs to require that each Customer requesting a Bank Product (i) complete and sign an application in a form developed by SBBT and reviewed by JHI prior to each tax season (the “Application”), which application may also include a loan agreement (the “Loan Agreement”) and a disclosure statement meeting the requirements of the federal Truth-in-Lending Act (the “Disclosure Statement”), and (ii) is given a copy of any and all disclosures required to be provided pursuant to applicable State or local law (“State Disclosure Documents”). The Application shall include, among other things, a request for certain information and certifications, as well as an authorization, signed by the Customer, to (A) use the tax return information for the application process in accordance with Section 301.7216-3(b) of the U.S. Treasury Department regulations and (B) allow SBBT to repay any delinquent RAL or Money Now loan with the proceeds of the Bank Product obtained pursuant to the Application. Participating EROs shall be responsible, pursuant to the terms of the SBBT Bank Product Agreement, for ensuring that the Application is complete and accurately reflects all material information received from the Customer, including social security number(s); provided, however, that the ERO shall in no event be held responsible for false or inaccurate information provided by Customers.

6.3.	Completion of IRS Form 8453. In connection with each Application, JHI shall cause each participating ERO to complete IRS Form 8453 and the direct deposit designation in the electronic portion of the Customer’s federal (and state, if applicable) income tax return which shall include information provided by SBBT (such as the applicable SBBT check routing number and Customer account number) and shall name SBBT as the financial institution. The forms shall be signed by an employee of the ERO and by the Customer, and shall also indicate that the account is a checking account and that the source is “other”. JHI shall cause the same information to be contained in the appropriate data field as part of the income tax return electronically filed by the ERO.

6.4.	Customer Copies. JHI shall cause the ERO to provide to each Customer a signed copy of the Application, Loan Agreement and Disclosure Statement (which may be combined into one form), signed IRS Form 8453 or similar form, together with any other agreements or documents that SBBT reasonably may require, as identified to and reviewed by JHI prior to each tax season; provided that SBBT shall be solely responsible for the form and content of all of the aforementioned documents and for their compliance with applicable laws, rules and regulations (“Applicable Law”).

6.5.	Retention and Handling of Documents.

(a)	Retention. JHI shall cause each ERO to retain a copy of the signed Application, Loan Agreement and Disclosure Statement, State Disclosure Documents, if any, as well as a copy of the federal and state income tax returns, in the Customer’s file maintained by them for a period of three years following the preparation and filing thereof (after which time such documents may be discarded). At the reasonable request of SBBT, JHI shall cause EROs to deliver to SBBT a copy of any Application.

(b)	Tax Returns. For fraud detection, underwriting and collection purposes, JHI shall provide to SBBT electronic copies of each Customer’s electronically filed federal income tax return, in the format prescribed by the IRS, simultaneously with or promptly after the Application information is transmitted to SBBT.

6.6.	Transmission of Customer Information. After JHI has transmitted the Customer’s income tax return to the Internal Revenue Service (“IRS”) and received from the IRS acknowledgment of its acceptance thereof and the debt indicator relating thereto (to the extent provided) as described by Chapter 3 of the IRS e-file Handbook for Authorized IRS e-file Providers of Individual Income Tax Returns (Publication 1345, including Rev. Proc. 2000-31), as the same may be amended from time to time (the “Notification”), JHI shall electronically transmit to SBBT all data required to be extracted from the IRS transmission file and the Application in accordance with SBBT’s Refund Anticipation Loan File Layouts and Specifications (“Specifications”), which shall be provided to JHI no later than the November 1 immediately preceding each tax season and shall be incorporated herein by reference, together with information, if any, received in the Notification. JHI shall not transmit any Application information for a Money Now loan which does not also make application for a

RAL. Notwithstanding the foregoing, if SBBT shall notify JHI (as described in Section 7.1) that it is no longer accepting Applications from an ERO, then JHI shall immediately halt all transmissions to SBBT in respect of such ERO. In the event it no longer becomes feasible to process Applications in the manner specified in this Section 6.6 due to circumstances beyond the control of the parties, then the parties shall endeavor in good faith to take all commercially reasonable actions necessary to promptly modify the Program so as to resolve the problems.

6.7.	Check Disbursements; Lost Checks; Check Reconciliations.

(a)	Check Disbursements. If a Customer has chosen an SBBT cashier’s check as the method of disbursement, then upon receipt of notice from SBBT that it has approved a Customer’s RAL Application, or that the IRS has funded a Customer’s ACR, JHI shall transmit a check print authorization to the ERO to permit the ERO to print a disbursement check from the consecutively numbered blank check stock supplied to it by SBBT. Such check shall evidence the amount of the RAL, Money Now loan or ACR, less all fees and charges authorized by the Customer to be deducted therefrom, and shall bear an imprint of the facsimile signature of an authorized SBBT signatory as provided by SBBT.

(b)	Lost Checks. If a Customer notifies an ERO that a check disbursed by it has become lost, or that he or she has not received a check mailed by SBBT within 14 days, then JHI shall cause the ERO to notify SBBT immediately to stop payment thereon and to issue a new check and an indemnifying bond, to be completed by Customer, in a form satisfactory to SBBT.

(c)	Check Reconciliations. JHI shall immediately transmit to SBBT a check reconciliation file, the content and layout of which are described in the Specifications, with respect to each check as to which it has received from the ERO confirmation that the check was printed.

6.8.	Data Processing Systems.

(a)	SBBT Communications. During the Term, JHI shall develop, maintain and operate data processing systems and programs that are capable of electronically transmitting and receiving all information, records and file formats required by the Specifications. Except as limited by Section 14 hereof, JHI shall be responsible for any losses directly attributable to the failure of JHI’s data processing systems and programs to electronically transmit and receive records and files in accordance with the requirements set forth in the Specifications.

(b)	Electronic Filing Software. JHI shall distribute to each participating ERO its proprietary electronic filing software, ProFiler®, which shall (i) enable the ERO to prepare accurately and electronically file returns to the IRS through JHI and (ii) accurately populate the Truth-in-Lending Act Disclosure Statement,applicable State Disclosure Documents and Applications based upon information input by the tax preparer.

(c)	Check Writing Software. JHI shall distribute to each participating ERO a check writing program, which program shall permit (i) checks to be written only in the name of the proper Customer and only in the amount approved by SBBT, (ii) the printing of the Disclosure Statement (the text of which shall have been prepared by SBBT and reviewed by JHI) on a perforated stub of the SBBT blank check form, and (iii) the printing of additional disbursement checks in the event that additional funds are received and owing to the Customer.

(d)	SBBT Review. SBBT shall review and approve all software developed by JHI for use in connection with the performance of this Agreement, including software that is embedded in, or otherwise is utilized in connection with, ProFiler. SBBT shall perform no fewer than 30 test transmissions on or before December 1st preceding each tax season during the Term to ensure accuracy and functionality of all such software.

6.9.	Collection Assistance. At the reasonable request of SBBT, and subject to Applicable Law, JHI shall provide reasonable assistance to SBBT in the collection of past due RALs. Such assistance may include providing updated addresses and phone numbers for Customers, to the extent permitted by law.

7.	SBBT’s Obligations and Procedures.

7.1.	Processing of Applications. SBBT shall, on each day during the Term, process Applications and provide Bank Products with respect thereto for all Applications received electronically in accordance with SBBT’s underwriting criteria in effect at that time (as the same may be amended from time to time by the mutual consent of the parties) and in accordance with industry standards; provided that SBBT shall use commercially reasonable efforts to process (i) Money Now Applications within three minutes of receipt of such Application from JHI and (ii) RAL Applications within two hours (or, if a credit bureau is employed to evaluate the creditworthiness of a RAL applicant, then within eight hours) after having received from JHI an acknowledgment of the due filing of the related tax return, together with a corresponding debt indicator, as received from the IRS. Notwithstanding the foregoing, SBBT shall not accept any Applications at any time if SBBT (i) receives notification from the IRS that the ERO is under investigation, (ii) reasonably suspects fraudulent activity originating through the ERO, or (iii) considers loan delinquencies on RALs originating through the ERO to be unacceptable, in its reasonable discretion. SBBT shall be responsible for decisions made by it to approve or deny loan Applications, including, without limitation, the provision to applicants of adverse action notices or other notices required by Applicable Law.

7.2.	Disbursement/Check Print Authorizations. SBBT shall promptly communicate disbursement authorizations to JHI (i) immediately upon approval of a Money Now loan or RAL or (ii) upon receipt of and immediately after processing IRS or state refund pre-note files to the extent such practice does not violate any applicable bank regulations. State funding shall be released by SBBT no later than the effective date designated by the applicable state taxing authority. SBBT shall be responsible for all disbursement/check authorizations issued by it, including losses incurred as a result of its issuance of duplicate or multiple check print authorizations or checks issued by SBBT in error or with information inconsistent with the information in the disbursement request received from JHI.

7.3.	Establishment of Accounts; Availability of Funds.

(a)	SBBT shall establish and maintain at SBBT a segregated account for the benefit of Customers (each, a “Deposit Account”), which account shall conform to the requirements of 12 C.F.R. 330.5 so as to afford Customers FDIC insurance with respect to such Deposit Accounts. Upon notification to JHI that a RAL has been approved or that an ACR has been funded, SBBT shall transfer the amount of the RAL or the refund, respectively, to the Deposit Account. All disbursements to Customers shall be drawn on the Deposit Account and shall be paid promptly upon presentment. SBBT shall make all disbursements in the manner elected by the Customer, as set forth in the Application and Loan Agreement. SBBT shall have the right to offset against the Deposit Account all fees and charges authorized by the

Customer to be paid to SBBT, JHI or EROs pursuant to his Application for a Bank Product in an amount up to the amount of the Bank Product.

(b)	Upon notification to JHI that an ADD has been funded, SBBT shall transfer funds via an automated clearing house credit (“ACH”) into the account designated for receipt thereof by the Customer. If the ACH transfer is not successful, then SBBT shall disburse the refund to the Customer via a check printed by the Customer’s ERO or mailed directly by SBBT.

(c)	SBBT shall have sufficient funds available at all times to pay all disbursements authorized by SBBT under the several SBBT Bank Product Agreements.

7.4.	Deduction of Additional Charges; Timing and Order of Disbursements.

(a)	SBBT shall, upon receipt of a Customer’s disbursement reconciliation record from JHI, remit on the next succeeding business day directly by way of an ACH credit to the appropriate JHI bank account (identified to SBBT in writing by JHI), all additional fees and charges owing to JHI hereunder.

(b)	SBBT shall remit payment to each ERO of all fees and charges authorized by Customers to be paid to such ERO (including, without limitation, tax preparation, Gold Guarantee and other fees) in accordance with the applicable SBBT Bank Product Agreement between such ERO and SBBT.

(c)	All Bank Product disbursements shall be made to the Customer net of all authorized fees, deductions or charges. If SBBT receives a state tax refund before the IRS tax refund, then any and all JHI or ERO fees may be deducted from the state refund prior to disbursement to the Customer. If an IRS or state tax refund deposit is received in an amount less than anticipated, then disbursements will be made in the following order: first, to cover the Handling Fee and Finance Charge; second, to cover JHI fees; third, to cover ERO fees; fourth, to pay any outstanding RAL obligations the Customer may have; and fifth, to pay the Customer disbursement. SBBT’s portion of the Handling fee shall be disbursed first. If an Application is denied and the IRS funds a direct deposit, then SBBT’s fee shall be adjusted to remove the Finance Charge indicated on the Application and to reflect the appropriate prevailing ACR Handling Fee, listed on Exhibit B.

(d)	If the Customer’s refund received from the IRS exceeds the total amount owed pursuant to the RAL, or if after a RAL is denied, the return is accepted by the IRS and a direct deposit is made to the Deposit Account, then SBBT shall send a disbursement authorization record in the amount of the excess or the deposit, respectively (after adjusting for and posting fees), to JHI. If the refund is less than the amount anticipated, then SBBT shall notify the ERO and the Customer of such shortfall, and demand prompt payment to SBBT of the outstanding amount.

7.5.	Establishment of Fees and Underwriting Criteria. The fees and underwriting criteria for the Program shall be developed each year by SBBT in consultation with JHI, and may be subject to modification from time to time as mutually agreed by the parties. The fees and underwriting criteria must be commercially reasonable, based on the best information available that year including IRS prior-year funding trends, competitive product offerings and Customer and ERO behavior, and set forth in writing and agreed to by the parties no later than November 1st preceding each tax season during the Term. Agreement by either party shall not be unreasonably withheld.

7.6.	Development of Forms/Materials. SBBT shall develop reasonable program protocols for the offering, marketing, receipt and processing of Applications, the making of loans and the delivery of Bank Product proceeds (“Program Protocols”) and shall create and distribute to JHI for its prior review forms to be used by participating EROs of each of the following: the Application, Loan Agreement, Disclosure Statement, and disbursement checks. SBBT may create solicitation, marketing and promotional materials relating to the Program, each of which shall be subject to JHI’s prior review. SBBT shall provide such assistance as JHI reasonably may request in connection with the preparation and dissemination to Customers of State Disclosure Documents. SBBT covenants and agrees that the Program Protocols and all documents and materials provided by it hereunder (including, without limitation, the Application, Loan Agreements, Disclosure Statements, disbursement checks, solicitation materials and marketing and promotional materials) shall comply with Applicable Law.

7.7.	Screening. SBBT shall pre-screen the Jackson Hewitt Customer base, using the underwriting criteria established pursuant to Section 7.5 or any other criteria reasonably requested by JHI, for the purpose of enabling JHI to distribute solicitation materials regarding pre-approved Bank Products to Customers. SBBT shall provide to JHI the text of any disclosures required by Applicable Law to be provided to Customers with respect to such prescreening. The results of such screening process shall be set forth in an electronic file and shall be presented in such form as JHI shall determine. Responsibility for the cost of activities undertaken pursuant to this Section 7.7 shall be determined by the mutual agreement of the parties.

7.8.	Check Stock. SBBT shall provide and distribute to each participating ERO the necessary check stock to participate in the Program, and shall promptly replenish such stock upon the ERO’s request at no charge, unless the ERO requests overnight delivery (in which case the ERO shall pay for such delivery).

7.9.	Reports. SBBT shall provide weekly reports to JHI describing all ACH transmissions from the IRS to SBBT and all paid items, and covering such other matters and in such form as JHI reasonably may request. SBBT covenants and agrees that each such report will be true, correct and complete in all respects.

7.10.	Additional Products. Upon terms to be agreed by the parties, SBBT shall facilitate the offering of such additional products as JHI and SBBT may develop or as Customers are offered in other Jackson Hewitt Tax Service® offices that are not participating in the Program, unless the offering of such products is prohibited by law.

7.11.	Loan Denial Notice. SBBT shall send a proper loan denial notice under the Equal Credit Opportunity Act, Regulation B and other Applicable Laws to each applicant whose loan request was declined by SBBT.

8.	Representations, Warranties and Covenants.

8.1	Each party represents and warrants to the other that (i) it is a corporation or national banking association in good standing under the laws of its jurisdiction of incorporation or formation and is duly qualified to transact business in each jurisdiction in which the operation of its business or the ownership of its properties requires such qualification (except where the failure to so qualify would not have a material adverse effect on its business); (ii) its execution and delivery of this Agreement does not and will not violate its Certificate of Incorporation or charter or breach or constitute a default under any agreement or arrangement to which it is a party; (iii) it has the legal right to enter into and perform its obligations hereunder; (iv) its execution and delivery hereof has been duly authorized by all necessary corporate action on its part and this Agreement constitutes its legal and binding agreement, enforceable against it in accordance with its terms; and (v) its Marks do not infringe upon the intellectual property rights of any third party.

8.2.	SBBT covenants to and agrees with JHI that it shall comply with all Applicable Laws, rules and regulations in connection with the offer and sale of Bank Products and the performance of its obligations under this Agreement. Without limiting the foregoing, SBBT covenants and agrees that its evaluation and processing of Applications, its provision and documentation of loans, the fees charged by it for such loans and its activities involving the collection of outstanding RALs shall comply with all applicable state and federal laws, rules and regulations, including, without limitation, the Truth-In-Lending Act (15 U.S.C. Sec 1601-1667), the Equal Credit Opportunity Act (15 U.S.C. Sec. 1691-1691f), the Electronic Fund Transfer Act (15 U.S.C. 1693, et seq.) and other applicable provisions of the Consumer Credit Protection Act (15 U.S.C Sec. 1601).

8.3.	Each party further covenants to and agrees with the other that it shall fulfill its obligations hereunder in a diligent and timely fashion, consistent with the best practices in the industry; that all hardware, software, processes and procedures each party uses in providing the services hereunder are owned or properly licensed to such party and will not violate the trademark or copyright rights, right of publicity or privacy of, or constitute libel or slander against, or involve plagiarism or violate any other rights of, any person or entity and that such party’s use of them will comply with all Applicable Laws; that all processing systems, software and hardware, and policies or procedures used by each party and all rules and protocols covering such party’s employees, agents and independent contractors providing services hereunder, contain protections and security enhancements, consistent with industry standards, and provide safeguards and system protections, consistent with industry standards, to prevent hacking, viruses, security breaches, loss of data, any breach of the Gramm-Leach-Bliley Act and applicable regulations promulgated thereunder, any breach of the confidentiality provisions hereof, identity theft and fraud against JHI and Customers effecting transactions contemplated by this Agreement.

8.4.	JHI covenants to and agrees with SBBT that it shall comply with all applicable Program Protocols and Applicable Law in connection with the performance by it of its obligations under this Agreement. JHI shall comply in all material respects, and shall instruct EROs to comply, with all Program Protocols provided by SBBT in advance of each tax season concerning the preparation and processing of Applications, including the Specifications.

9.	Term and Termination.

9.1.	Term. This Agreement shall effective as of the date hereof, and shall continue until August 1, 2008. (the “Term”).

9.2	Termination by Either Party. Either party may at its option terminate this Agreement upon ten (10) days’ prior written notice if (i) the other party has materially breached any of the terms hereof and has failed to cure such breach within such ten-day period; or (ii) the continued operation of the Program or the electronic filing program is no longer commercially feasible, practical or profitable due to legal or regulatory determinations, enactments or interpretations or significant external events or occurrences beyond the control of the terminating party; provided, however, that in the case of clause (ii), the parties shall first mutually endeavor in good faith to modify the Program in a manner resolving the problems caused by legal, regulatory or external events or occurrences. In addition, either party may terminate this Agreement, immediately upon notice to the other, upon (x) the filing by or against the other party of any petition in bankruptcy or for reorganization or debt consolidation under the federal bankruptcy laws or under comparable law; (y) the other party’s making of an assignment of all or substantially all of its assets for the benefit of creditors; or (z) application of the other party for the appointment of a receiver or trustee of its assets.

9.3.	Termination by JHI. JHI may terminate this Agreement immediately after a good faith discussion as to alternatives if SBBT’s processing systems are not available for any reason (including any Force Majeure Event, as defined in Section 15.2) for five (5) consecutive days or more during any tax season, or for 30 consecutive days or more during any other time.

10.	Ownership of Loans.

The parties agree that SBBT will be the sole owner of the loans made under the Program. In addition, SBBT shall have the authority to transfer or assign such loans at any time, provided that SBBT shall continue to be liable for any violation of law of such transferee or assignee. Without limiting the foregoing, (i) any such transfer or assignment (a) shall comply with all Applicable Laws, rules and regulations, and (b) shall not cause SBBT to breach any of its representations or obligations hereunder, and (ii) the transferee or asignee shall (a) represent, warrant and covenant to comply with all Applicable Laws, rules and regulations in the servicing and collection of such loans, (b) agree to provide customer service at a level at least as high as that offered by SBBT and (c) demonstrate to SBBT’s reasonable satisfaction the ability to comply with such representations, warranties and covenants.

11.	Marketing and Other Materials.

11.1.	Review. Each party shall have the right to review and approve all marketing materials used to promote the Program that reference the names, trademarks, service marks, trade names, service names or logos of such party (“Marks”); provided that such review shall be conducted promptly (in all events within two weeks of receipt thereof) and approval shall not be unreasonably withheld.

11.2.	License. During the Term and subject to the terms and conditions of this Agreement, each party grants to the other a non-exclusive, non-assignable right and license to use, reproduce and display its Marks, solely in connection with the marketing, making and processing of Bank Products to Customers in connection with the Program. Neither party shall adopt or use, or seek to register, without the other party’s prior written consent, any variation of such other party’s Marks, or any mark similar thereto or likely to be confused therewith. Any and all goodwill arising from either party’s use of the Marks of the other shall inure solely to the benefit of such other party, and neither during nor after the termination or expiration of this Agreement shall either party assert any claim to the other party’s Marks or associated goodwill. Neither party shall use the Marks of the other for any purpose except those specifically set forth herein. All rights in and to the Marks of a party which are not specifically granted to the other herein shall remain with such party.

11.3.	Marketing and Other Expenses. JHI agrees, in connection with the operation of the Program, to: (i) conduct such advertising; (ii) prepare forms and other written materials; (iii) cause its offices to be equipped with computer equipment and hardware; (iv) develop or acquire software; (v) maintain personnel and (vi) train such personnel and EROs with respect to the Program Protocols; and (vii) incur other expenses, in each case as reasonably necessary to advertise and accommodate the making of Bank Products to Customers and at its expense, except that SBBT shall be obligated on a yearly basis to reimburse JHI for the foregoing expenses, within 30 days following the receipt of an invoice therefor from JHI, to the extent set forth on Exhibit D hereto.

12.	Confidential Information.

12.1.	Confidentiality Rights of the Parties. Both parties hereto understand that implementation and operation of the Program involves the use of certain systems, computer programs, marketing, product development, risk management, strategy data and other information, including business information and trade secrets (“Proprietary Information”) that are proprietary to the respective parties. Each party shall safeguard all Proprietary Information made available to it by the other party, taking reasonable precautions to withhold the same from disclosure to the same extent that it would safeguard its own confidential information and data. Such Proprietary Information shall not include information which is (i) shown to have been known by the receiving party prior to disclosure to it by the other party, (ii) generally known to others engaged in the same trade or business as the furnishing party, (iii) available to the public through no act or omission by the receiving party or its representatives or professional advisors, or (iv) which is rightfully obtained by the receiving party from third parties (other than professional advisors or other representatives) without restriction of confidentiality. In addition to the foregoing, SBBT specifically agrees not to make copies of or to disclose to any other person or firm, other than to employees of SBBT who need-to know such information in order to perform SBBT’s obligations under this Agreement and who have agreed to be bound by this Article 12, any Proprietary Information (including, without limitation, the names of EROs or Customers or any other identifying information obtained through its relationship with JHI as set forth in this Agreement) for any purpose other than performing its obligations hereunder. The foregoing sentence shall not preclude SBBT from using its own records of loans which were declined under the Program as reference material in the event any Customer whose Application was declined subsequently applies directly to SBBT for a loan.

12.2.	Privacy. No party shall make any unauthorized disclosure of or use any personal information of individual consumers which it receives from the other party or on the other party’s behalf other than to carry out the purposes for which such information is received, and each party shall comply, to the extent applicable, with the requirements of the implementing regulations of Title V of the Gramm-Leach Bliley Act of 1999, specifically including, 16 Code of Federal Regulations, Chapter I, Subchapter C, Part 313.11 and 313.13. SBBT and JHI shall each adopt and maintain a comprehensive privacy policy with respect to its handling of the personal information of individual Customers submitted by such Customers to JHI. JHI’s and SBBT’s privacy policy shall be available on its Internet web sites and each shall comply with the provisions of such privacy policy.

13.	Indemnification.

13.1.	Indemnification by JHI. JHI shall indemnify, defend and hold harmless SBBT and its officers, directors and employees from and against any and all expenses and costs (including reasonable attorney’s fees and court costs) or liabilities (including amounts paid in settlement) incurred by SBBT in connection with any third party claim, dispute, controversy or litigation arising out of or resulting from (i) JHI’s violation or alleged violation of Applicable Law; (ii) any breach by JHI of any representation, warranty, covenant or agreement hereunder or (iii) the negligence or willful misconduct of JHI in connection with the performance by it of its obligations under this Agreement.

13.2.	Indemnification by SBBT. SBBT shall indemnify, defend and hold harmless JHI, its affiliates, and their respective officers, directors, employees and agents, from and against any and all expenses and costs (including reasonable attorney’s fees and court costs), or liabilities incurred by any of them in connection with any third party claim, dispute, controversy or litigation arising out of or resulting from (i) the Program Protocols; (ii) the offer and sale of Bank Products hereunder (excluding any acts or omissions by the ERO with respect to such offer and sale); (iii) any violation or alleged violation of Applicable Law (including, without limitation, the Truth in Lending Act or any regulation of the Federal Reserve Board or other applicable federal or state banking or consumer finance laws or regulations) by SBBT, the Bank Products or the Program Protocols, (iv) any breach by SBBT of any representation, warranty, covenant or agreement hereunder; or (v) the negligence or wilful misconduct of SBBT in connection with the performance by it of its obligations under this Agreement.

13.3.	Procedures. The indemnitee shall promptly notify the indemnitor in writing of any claim that may be the subject of indemnification under this Article 13, and shall promptly tender to the indemnitor sole control of the defense and any settlement thereof; provided, however, that the failure of an indemnitee to so notify the indemnitor shall not relieve the indemnitor of its indemnification obligations hereunder to the extent that such failure does not actually prejudice the indemnitor with respect to such claim; and provided, further that the indemnitor shall not compromise or settle any claim or action without the prior approval of the indemnitee. The indemnitee shall have the right (but not the obligation) to defend such action or proceeding by retaining attorneys of its own selection to represent it at the indemnitor’s reasonable expense; provided that the indemnitor shall in all events have the right to participate in such defense; and provided further that the indemnitee shall not compromise or settle any such claim or action without the prior approval of the indemnitor.

14.	Limitation of Liability.

14.1.	Consequential Damages. No party will be liable to the other party for incidental, special, indirect or consequential damage, or loss of profits, income, use or other benefits, arising out of or in connection with the performance of its obligations under this Agreement or any failure of such performance; unless such damage or loss is subject to the indemnification provisions of this Agreement or arises from that party’s gross negligence or willful misconduct.

14.2.	ForceMajeure. Notwithstanding any other provision herein to the contrary, either party shall be excused from performance hereunder for failure to perform any of the obligations if (i) such failure to perform occurs by reason of any of the following events (“Force Majeure Events”): act of God, fire, flood, storm, earthquake, tidal wave, communications failure, sabotage, war, military operation, terrorist attack, national emergency, mechanical or electrical breakdown, general failure of the postal or banking system, civil commotion, strikes, or the order, requisition, request or recommendation of any governmental agency or acting governmental authority, or either party’s compliance therewith or government proration, regulation, or priority, or any other similar cause beyond either party’s reasonable control and (ii) such Force Majeure Event is beyond such party’s reasonable control. The party excused from performance shall be excused from performance (i) only after notice from the party whose performance is impaired, (ii) only during the continuance of the Force Majeure Event and (iii) only for so long as such party continues to take reasonable steps to mitigate the effect of the Force Majeure Event and to substantially perform despite the occurrence of the Force Majeure Event. The party whose performance is not impaired may terminate this Agreement upon five (5) consecutive days’ notice during any tax season or upon thirty (30) consecutive days’ notice at any other time, effective immediately upon written notice to such party.

15.	Commitment to Negotiation; Mediation and Arbitration of Disputes.

15.1	Negotiation. Except with respect to either party’s wrongful use of the Marks of the other party for which the aggrieved party may seek injunctive or such other relief as such aggrieved party may deem appropriate, or litigation brought against JHI by third parties, neither party shall institute any proceeding in any court or administrative agency or any arbitration to resolve a dispute between the parties before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved within three weeks after a demand for direct negotiation, the parties shall then attempt to resolve the dispute through mediation and/or arbitration as provided in this Article 15.

15.2.	Scope of Arbitration. Except for either party’s wrongful use of the Marks for which the aggrieved party may seek injunctive or such other relief as such aggrieved party may deem appropriate, or litigation brought against JHI by third parties, all controversies, disputes or claims between JHI and SBBT (and any owners, guarantors, affiliates and employees of SBBT, if applicable, but in no event shall any of such owners, guarantors, affiliates and employees be deemed third-party beneficiaries of this Agreement), arising out of or related to: (i) this Agreement or any other related agreement between JHI and SBBT, or any provision of any such agreements; (ii) the relationship of the parties; (iii) the validity of this Agreement or any other related agreement between JHI and SBBT or any provision of any such agreements; or (iv) any problem arising from the undertakings hereunder, will be submitted for mediation, as set forth below in Section 15(c) and, in the event mediation is not demanded by either party or does not result in a resolution of the dispute, for binding arbitration to the New York, New York office of the American Arbitration Association on demand of either party. SBBT agrees to cause its owners, guarantors, affiliates and employees of SBBT reasonably likely to be involved in such controversies, disputes and claims to agree to be bound by the provisions of Sections 15.2, 15.3, 15.4, 15.5 and 15.6 hereof.

Such arbitration proceeding will be conducted in New York, New York and will be heard by a panel of three arbitrators in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association, provided that the Federal Rules of Evidence shall be applicable to the arbitration hearing and any evidence obtained for or presented at the hearing and that the arbitrators shall be attorneys familiar with the Federal Rules of Evidence. All other matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) and not by any state arbitration law.

The decision and award of the arbitrators will be binding and conclusive upon both JHI and SBBT, and enforceable in any court of competent jurisdiction. The arbitrators have the right, in their discretion, to award or include in the award any lawfully appropriate relief (including, punitive damages) and to assess costs or expenses to one or both parties and may award attorneys’ fees and legal costs to the prevailing party as part of such award, provided that the arbitrator will not have the right to declare any Mark generic or otherwise invalid.

JHI and SBBT agree to be bound by the provisions of any limitation on the period of time in which claims must be brought under Applicable Law or this Agreement, whichever expires earlier. JHI and SBBT further agree that, in connection with any such arbitration proceeding, each must submit or file any claim which would constitute a compulsory counterclaim (as defined by Rule 13 of the Federal Rules of Civil Procedure) within the same proceeding as the claim to which it relates. Any such claim which is not submitted or filed as described above will be forever barred.

Each party agrees that arbitration will be conducted on an individual, not a class-wide, basis, and that an arbitration proceeding between JHI and SBBT may not be consolidated with any other arbitration proceeding between JHI and any other person, corporation, limited liability company or partnership, provided that JHI or SBBT may consolidate any arbitration proceeding commenced under this Section 15.2 with any arbitration proceeding commenced by JHI or SBBT under any other agreement executed in connection herewith.

Notwithstanding anything to the contrary contained in this Section, JHI and SBBT shall each have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction; provided, however, that JHI or SBBT must contemporaneously submit the dispute for arbitration on the merits as provided herein and the submission to the court shall not waive the right to arbitration.

15.3.	Mediation. If a dispute is not resolved by direct negotiation, as provided hereinabove, either party may demand mediation. In the event mediation is demanded, it shall take place with a mediator to be agreed upon by the parties. In the event the parties are unable to agree upon a mediator, one will be appointed by the AAA. The mediation will take place in New York, New York, or such other place as the parties may agree. A demand for mediation will not preclude a party from filing a demand for arbitration, but the parties will agree to a stay of any arbitration proceedings for a period of a minimum of three months from the date mediation is demanded to permit the mediation to take place.

15.4.	Governing Law. All matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.). Except to the extent governed by the Federal Arbitration Act, the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. §§1051 et seq.), or other federal law, this Agreement and all claims arising from the relationship between JHI and SBBT will be governed by the laws of the state of New York without regard to its conflict of laws principles.

15.5.	Consent to Jurisdiction. Each party agrees that the other party may institute any action against it (which is not required to be arbitrated hereunder) and any action to confirm or to enforce an arbitration award hereunder in any state or federal court of competent jurisdiction located in the city of New York, state of New York and irrevocably submits to the jurisdiction of such courts and waives any objection it may have to either the jurisdiction of or venue in such courts.

15.6.	Waiver of Jury Trial. JHI and SBBT irrevocably waive trial by jury in any action, proceeding or counterclaim, whether at law or in equity, brought by either of them against the other.

16.	No Joint Venture.

This Agreement or any acts pursuant hereto shall not constitute a joint venture or create a partnership, agency or employment relationship between the parties. Except as expressly provided in this Agreement, no party shall have, or hold itself out as having, any right, power or authority to act or create any obligation, express or implied, on behalf of the other.

17.	Audit Rights of JHI.

During the Term and for a period of one year thereafter, SBBT shall (a) maintain reasonably adequate books and records with respect to any fees or compensation to be provided to JHI hereunder and otherwise with respect to its obligations hereunder; (b) upon reasonable written request, provide access to such books and records to JHI and its authorized agents (including, but not limited to, its auditors); and (c) cooperate with, and provide to, JHI and such agents such assistance as they reasonably may require. JHI shall pay for the expenses associated with the conduct of such audit, provided that if such audit reveals an underpayment by SBBT of more than five percent (5%) of any amount due hereunder, then SBBT shall, promptly upon JHI’s request, tender the amount of such underpayment to JHI and reimburse JHI for such audit expenses.

18.	Survival.

Upon the expiration or termination of this Agreement in accordance with the provisions of Section 9, no party shall remain liable to the other, except with respect to Sections 4.1 and 4.2 (to the extent JHI’s right to receive payment has acrrued), 6.5(a), 12.1, 12.2, 13.1, 13.2, 13.3, 14.1, 14.2, and Articles 15, 17, this Article 18, and Article 19, all of which shall survive the expiration and termination hereof.

19.	Miscellaneous.

19.1.	Assignment. This Agreement is binding on, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations under this Agreement (other than in the context of a change in control of a party) without the prior written consent of the other party.

19.2.	Notices. Any notice permitted or required hereunder shall be in writing and shall be deemed to have been given (i) on the date of delivery if delivery of a legible copy was made personally or by facsimile transmission or (ii) on the second business day after the date on which mailed by registered mail, certified mail, return receipt requested, addressed to the party for whom intended at the address set forth below or such other address, notice of which is given herein.

If to SBBT:

Santa Barbara Bank & Trust

5770 Oberlin Drive

San Diego, CA 92121

Attn:  Rich Turner

 Senior Vice President/RAL Program Director

If to JHI:

Jackson Hewitt Inc.

7 Sylvan Way

Parsippany, NJ 07054

Attn:  Bill San Giacomo

 Vice President—Bank Products

with a copy to:

Jackson Hewitt Inc.

7 Sylvan Way

Parsippany, NJ 07054

Attn:  Steven L. Barnett, Esq.

 General Counsel

19.3.	Severability; Construction. The parties agree that if any provision of this Agreement shall be determined by any court of competent jurisdiction to be void or otherwise unenforceable, then such determination shall not affect any other provision of this Agreement, all of which other provisions shall remain in effect. If any provision were capable of two constructions, one of which would render the provision valid and the other invalid, then the provision shall have the meaning that renders it valid. In the event that any provision hereof pertaining to fees, commissions or underwriting criteria is held to be invalid, then the parties shall endeavor in good faith the redesign the Program or the terms thereof in a manner consistent with the intent and economic effect of this Agreement.

19.4.	Waiver. No waiver of any breach of this Agreement shall be effective unless in writing and signed by an authorized representative of the waiving party. The waiver of any breach hereof shall not operate or be construed as a waiver of any other or subsequent breach.

19.5.	Integration; Subordination of JHI Obligations. It is expressly understood and agreed that, upon execution and delivery of this Agreement by all parties hereto, that certain Refund Anticipation Loan Transmitter Agreement, dated as of September 9, 2002 and amended as of November 14, 2003, by and between the parties shall be terminated and of no further force and effect, except that the payment obligations set forth in Exhibit B thereto (to the extent they have accrued as of the date hereof) and each of the other provisions described in Section 18 thereof shall survive such termination. This Agreement, together with the Exhibits hereto and all agreements or documents related hereto or delivered hereunder (including, without limitation, the Holiday Express Loan Agreement) (collectively, “Related Agreements”) express fully the entire understanding and agreement of the parties concerning the subject matter hereof, and all prior understandings or commitments of any kind, whether oral or written, concerning such subject matter are hereby superseded (other than those obligations which, by their terms and nature, survive termination or expiration).Whenever it states in this Agreement that JHI shall cause the EROs to perform any act or do any thing, and such performance is also required of the ERO by the terms of the SBBT Bank Product Agreement by and between the ERO and SBBT, the provisions of the SBBT Bank Product Agreement shall control and JHI’s obligations shall be subordinate to the obligations of the ERO.

19.6.	Amendment. This Agreement may not be amended or modified other than by a written agreement executed by both parties.

19.7.	Headings. Headings used in this Agreement are for convenience of reference only and do not define, interpret, describe the scope of or otherwise affect any provision hereof.

19.8.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed one and the same instrument.

19.9.	Further Assurances. From time to time following the execution of this Agreement, each party agrees to do such things and execute and deliver such documents as may reasonably be necessary to effectuate the intent and purposes of this Agreement.

19.10.	No Third Party Beneficiaries. This Agreement has been made for the sole benefit of SBBT and JHI and is not intended to, and shall not, confer any benefit or rights upon, nor may it be enforced by, any other person.

19.11.	Publicity; Disclosure. Neither party shall issue any press release relating to this Agreement without the prior consent of the other party. Each party hereto shall be permitted to disclose this Agreement to the extent such party determines that such disclosures is required by applicable law.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by a duly authorized officer of each party as of the date set forth above.

SANTA BARBARA BANK & TRUST, a National Banking Association		JACKSON HEWITT, INC., a Virginia corporation

By:	/s/ Richard H. Turner	By	/s/ Bill San Giacomo

	Richard H. Turner Senior Vice President, RAL Program Director		Bill San Giacomo Vice President—Bank Products

Exhibit B

to

Program Agreement Between

Santa Barbara Bank & Trust and Jackson Hewitt Inc.

Pricing and Loan Ranges

Santa Barbara Bank & Trust

May 5, 2004

1.1.        I. Refund Anticipation Loan “RAL”

LOAN AMOUNT RANGES	SBBT Finance Charge

RAL Loan Amount Between:
Sum of All Fees + $1 - $7,000 Minimum Fee Maximum Fee Surcharge on RALs if EIC is claimed Money Now® loans up to $700	3.00% of Loan $10 $75 $10 $30

II. Accelerated Check Refund “ACR”/Assisted Direct Deposit “ADD”

All Amounts:	$25

III. Federal Tax Refund Limit

Minimum Refund Amount: Maximum Refund Amount - ACR: Maximum Refund Amount - RAL:	Sum of All Fees + $1 $999,999 $9,999

Product features and pricing are subject to change at the discretion of Santa Barbara Bank & Trust with reasonable advance notice to Jackson Hewitt.

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Exhibit C

to

Program Agreement

Between

Santa Barbara Bank & Trust and Jackson Hewitt Inc.

May 5, 2004

I. Source of fees

1. SBBT shall collect the following handling fees (“Handling Fees”) on Bank Products originating from EROs:

$25 per funded ACR or RAL

$10 per funded State ACR

$30 per funded Money NowSM loan

A funded Bank Product is one with respect to which SBBT receives all or part of the Customer’s expected refund from the IRS or state taxing authority sufficient to pay the applicable Handling Fee.

2. In addition to the applicable Handling Fee, a finance charge shall be charged to each Customer obtaining a RAL approved by SBBT. The finance charge shall be a percentage (determined each year) of the total RAL dollar amount. SBBT shall, within one business day following the receipt of the IRS direct deposit of the Customer’s refund, disburse to JHI $.75 of the finance charge associated with each RAL approved by SBBT by ACH direct deposit to JHI’s bank account (as identified by JHI) or as otherwise directed (the “Finance Fee”). Except as specifically set forth in Section II (C) below, SBBT shall bear sole responsibility for loan losses.

II. Disbursements

In consideration of the services provided by JHI under this Agreement, SBBT shall pay the following amounts to JHI, except in jurisdictions that the parties agree prohibit such payment:

A. Handling Fee Disbursements

1.	The Handling Fee shall be disbursed pursuant to the following schedule:

For each funded ACR and RAL:	$7.20 to SBBT $17.80 to JHI

For each funded State ACR:	$5.00 to SBBT $5.00 to JHI

2. The foregoing fees shall be disbursed within one business day following the receipt of the IRS direct deposit of the Customer’s refund. Payments shall be made using ACH direct deposit to JHI’s bank account (as identified by JHI) or as otherwise directed.

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B. RAL — Fixed Rebate

1. SBBT shall pay an additional fixed rebate (the “RAL Fixed Rebate”) to JHI as follows:

For each funded RAL: $16.00 to JHI

2. The foregoing fees shall be disbursed within one business day following the receipt of the IRS direct deposit of the Customer’s refund. Payments shall be made using ACH direct deposit to JHI’s bank account (as identified by JHI) or as otherwise directed.

C. RAL — Performance Adjustments

1. For purposes of this Agreement, the following terms shall have the following meanings:

“Delinquency Amount” means the total dollar value of all outstanding and unpaid RALs issued by SBBT pursuant to the Program in the current calendar year.

“Loan Yield” means with respect to any calendar year, the amount equal to the quotient of (i) the Yield Amount, divided by (ii) the total dollar value of all RALs issued by SBBT pursuant to the Program in such calendar year.

“Loan Delinquency Rate” means with respect to any calendar year, the amount equal to the quotient of (i) the Delinquency Amount, divided by (ii) the total dollar value of all RALs issued by SBBT pursuant to the Program in such calendar year.

“Threshold Amount” means with respect to any calendar year, one percent of the total dollar value of all RALs issued by SBBT pursuant to the Program in such calendar year.

“Yield Amount” means with respect to any calendar year, the amount equal to (i) the gross amount of all finance charges assessed by SBBT in respect of SBBT approved RALs pursuant to the Program in such calendar year, minus (ii) an amount equal to the Finance Fee for such calendar year plus $3.75 for each RAL included in the Finance Fee calculation.

2. The parties agree that except as specifically provided for below in subparagraph (a) of this Section II.C.2, SBBT shall be shall be entitled, after fulfillment of its payment obligations to JHI pursuant to the other provisions of this Exhibit C, to retain all other amounts earned in connection with the Program. The parties agree that except as specifically provided for below in subparagraph (b) of this Section II.C.2, SBBT shall be responsible for all loan losses. The parties further agree that notwithstanding the provisions of the preceding sentence, nothing herein shall affect SBBT’s payment obligation to JHI or JHI’s right to receive from SBBT, the Handling Fee or RAL Fixed Rebate payments set forth in paragraphs A and B of this Section II, JHI’s fixed share of the finance charge pursuant to Section I (2), or the fees set forth in Section III of this Exhibit C.

(a) Excess Loan Yield. With respect to each calendar year during the term of this Agreement, if the Loan Yield exceeds the Loan Delinquency Rate for a particular

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calendar year, each measured as of December 31 of such calendar year, by more than 100 basis points, then SBBT shall pay to JHI 50% of the amount equal to the difference between (i) the Yield Amount and (ii) the sum of the Delinquency Amount and the Threshold Amount for such calendar year. Amounts, if any, payable to JHI pursuant to the preceding sentence shall be paid within five business days following December 31 of such calendar year.

(b) Excessive Loan Delinquency. With respect to each calendar year during the term of this Agreement, if the Delinquency Amount exceeds the Yield Amount for a particular calendar year, each measured as of July 1 of such calendar year, then JHI and SBBT shall each fund 50% of the amount equal to the difference between the Delinquency Amount and the Yield Amount for such calendar year within five business days following such date. In such event, all amounts recovered by SBBT between July 1 and December 31 of such calendar year, with respect to RALs issued in such calendar year, calculated as of December 31 of such calendar year, shall be shared equally between the parties and paid to JHI within five business days following such December 31st; provided, however, that the amount payable to JHI pursuant to this sentence shall not exceed the amounts payable by JHI pursuant to the immediately preceding sentence.

III. Prior and Current Year Loans

SBBT shall cooperate with other RAL issuing banks to require the collection of outstanding RALs it originated in prior years in connection with the Program to the extent those collection efforts do not violate law.

Notwithstanding any provision herein to the contrary, the amount of any outstanding RALs that is collected by or paid to SBBT during calendar year 2005 that was originated during or prior to the 2004 filing season shall be deposited into a collection account and disbursed by SBBT on the last business day of each month as follows: 65% to JHI and 35% to SBBT; provided, however, that for the 2005 filing season JHI shall not receive less than an amount equal to the product of $2.00 multiplied by the number of RALs issued by SBBT pursuant to the Program in 2005. For calendar years subsequent to 2005, such RALs collected by or paid to SBBT shall be disbursed by SBBT as follows: 65% to JHI and 35% to SBBT.

With respect to each calendar year during the term of this Agreement commencing with the 2006 filing season, SBBT shall pay to JHI an amount (the “Additional Amount”) equal to the product of $2.00 multiplied by the number of RALs issued by SBBT pursuant to the Program during such calendar year (the “Measurement Year”); provided that one of the two following tests shall be met before any payment shall be made to JHI:

(a) the Loan Yield for such Measurement Year exceeds the Loan Delinquency Rate for such Measurement Year by at least 50 basis points as of April 30th of such Measurement Year; or

(b) the Loan Yield for such Measurement Year exceeds the Loan Delinquency Rate for such Measurement Year by at least 60 basis points as of December 31 of such Measurement Year.

In the event both of the tests set forth in (a) and (b) are not met, JHI shall also be entitled to the Additional Amount if: the Loan Yield for such Measurement Year exceeds the Loan Delinquency Rate for such Measurement Year by at least 60 basis points measured as of any date through

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December 31 of the year next succeeding such Measurement Year, after taking into account any and all collections made by or paid to SBBT in such next succeeding year through such date with respect to the RALs issued by SBBT in such Measurement Year.

In addition to the foregoing, provided that an Additional Amount is otherwise earned for a Measurement Year in accordance with above, then with respect to such Additional Amount and such Measurement Year, if an amount equal to 25% of the total amount of RALs issued in the calendar year immediately preceding such Measurement Year and collected by or paid to SBBT in such Measurement Year (the “Cross Collection Amount”) is greater than such Additional Amount for such Measurement Year, then SBBT shall pay to JHI the Cross Collection Amount in lieu of the Additional Amount, or the difference between such Cross Collection Amount and such Additional Amount if such Additional Amount has previously been paid. SBBT shall disburse such funds to JHI within five business days of the December 31 of the year in which the first of the above three tests is met.

IV. Right of First Refusal for New Bank Products.

JHI shall offer SBBT a right of first refusal to develop and/or provide New Bank Products. JHI shall be permitted to develop, independently or in connection with a third party, new products/services or programs, in its discretion. With respect to New Bank Products that are similar to existing Bank Products, such New Bank Product must be in response to a party determining that the continuation of such existing Bank Product is reasonably likely to be detrimental to a party hereto due to legislative, regulatory or other legal issues. Upon delivery by JHI to SBBT of a request for a New Bank Product, SBBT shall have thirty (30) business days to respond to any such offer, stating its intention to provide or not provide the requested New Bank Product. If SBBT agrees to provide the New Bank Product, then JHI and SBBT will negotiate in good faith to mutually agree on an acceptable time frame for development, testing and implementation of the New Bank Product, including costs and fees of the New Bank Product. If the parties do not reach such mutual agreement within thirty days of SBBT agreeing to provide such New Bank Product or SBBT does not respond within the original thirty (30) day period, then JHI shall be permitted to delete EROs from this Agreement and, if it determines to do so, arrange for such EROs to align with another bank or other vendor for all of the EROs tax related financial product needs.

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Exhibit D

to

Program Agreement

Between

Santa Barbara Bank & Trust and Jackson Hewitt Inc.

May 5, 2004

SBBT’s obligation to reimburse JHI for expenses incurred by it in connection with the activities described in Section 11.3 of this Agreement shall be subject to a yearly maximum limitation, as described on this Exhibit D which may be amended on a yearly basis pursuant to the mutual agreement of both parties.

Aggregate Maximum Limitation: $3.6 million

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